                                                                     EXHIBIT 4.3

                                CACHEFLOW INC.

                              SERIES C PREFERRED

                           STOCK PURCHASE AGREEMENT

                                 MAY 28, 1999

                               TABLE OF CONTENTS
                               -----------------

                                                                         Page
                                                                         ----

1.  Purchase and Sale of Stock........................................      1
       1.1   Sale and Issuance of Series C Preferred Stock............      1
       1.2   Closing..................................................      1
       1.3   Subsequent Sale of Series C Preferred Stock..............      1

2.  Representations and Warranties of the Company.....................      2
       2.1   Organization, Good Standing and Qualification............      2
       2.2   Capitalization and Voting Rights.........................      2
       2.3   Subsidiaries.............................................      3
       2.4   Authorization............................................      3
       2.5   Valid Issuance of Preferred and Common Stock.............      3
       2.6   Governmental Consents....................................      4
       2.7   Offering.................................................      4
       2.8   Litigation...............................................      4
       2.9   Proprietary Information and Inventions Agreements........      4
       2.10  Patents and Trademarks...................................      5
       2.11  Compliance with Other Instruments........................      5
       2.12  Agreements; Action.......................................      6
       2.13  Permits..................................................      6
       2.14  Disclosure...............................................      6
       2.15  Registration Rights......................................      7
       2.16  Corporate Documents......................................      7
       2.17  Title to Property and Assets.............................      7
       2.18  Financial Statements.....................................      7
       2.19  Changes..................................................      7
       2.20  Insurance................................................      8
       2.21  Related Party Transactions...............................      9
       2.22  Employee Benefit Plans...................................      9
       2.23  Tax Returns and Payments.................................      9
       2.24  Labor Agreements and Actions.............................      9
       2.25  Environmental and Safety Laws............................      9
       2.26  Minute Books.............................................      9
       2.27  Section 1202 of the Internal Revenue Code................     10
       2.28  Brokers' or Finders' Fees................................     10
       2.29  Year 2000 Compliance.....................................     10

3.  Representations and Warranties of the Investors...................     11
       3.1   Authorization............................................     11
       3.2   Purchase Entirely for Own Account........................     11
       3.3   Disclosure of Information................................     11
       3.4   Investment Experience....................................     11
       3.5   Accredited Investor......................................     12

       3.6   Restricted Securities......................................   12
       3.7   Further Limitations on Disposition.........................   12
       3.8   Legends....................................................   12
       3.9   Brokers' or Finders' Fees..................................   13

4.  California Commissioner of Corporations.............................   13
       4.1   Corporate Securities Law...................................   13

5.  Conditions of Investor's Obligations at Closing.....................   13
       5.1   Representations and Warranties.............................   13
       5.2   Performance................................................   13
       5.3   Compliance Certificate.....................................   13
       5.4   Qualifications.............................................   13
       5.5   Proceedings and Documents..................................   14
       5.6   Board of Directors.........................................   14
       5.7   Opinion of Company Counsel.................................   14
       5.8   Amended and Restated Investors' Rights Agreement...........   14
       5.9   Amended and Restated First Refusal and Co-Sale Agreement...   14
       5.10  Management Rights Agreement................................   14
       5.11  Restated Certificate.......................................   14

6.  Conditions of the Company's Obligations at Closing..................   14
       6.1   Representations and Warranties.............................   14
       6.2   Qualifications.............................................   14

7.  Miscellaneous.......................................................   15
       7.1   Survival of Warranties.....................................   15
       7.2   Successors and Assigns.....................................   15
       7.3   Governing Law..............................................   15
       7.4   Counterparts...............................................   15
       7.5   Titles and Subtitles.......................................   15
       7.6   Notices....................................................   15
       7.7   Indemnification for Finder's Fee...........................   15
       7.8   Expenses...................................................   16
       7.9   Amendments and Waivers.....................................   16
       7.10  Severability...............................................   16
       7.11  Aggregation of Stock.......................................   16
       7.12  Entire Agreement...........................................   16
       7.13  Waiver of Conflicts........................................   16
       7.14  Right to Participate in Initial Public Offering............   17

SCHEDULE A  Schedule of Investors
SCHEDULE B  Schedule of Exceptions

EXHIBIT A   Restated Certificate of Incorporation
EXHIBIT B   Amended and Restated Investors' Rights Agreement

EXHIBIT C   Amended and Restated First Refusal and Co-Sale Agreement
EXHIBIT D   Management Rights Agreement
EXHIBIT E   Opinion of Counsel for the Company

                           STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT is made as of May 28, 1999, by and among CacheFlow Inc., a Delaware corporation (the "Company"), and the investors listed on Schedule A hereto, each of which is herein referred to as an "Investor."
   ----------

          THE PARTIES HEREBY AGREE AS FOLLOWS:

          1.   Purchase and Sale of Stock.
               --------------------------

               1.1  Sale and Issuance of Series C Preferred Stock.
                    ---------------------------------------------

                    (a) The Company shall adopt and file with the Secretary of State of Delaware on or before the Closing (as defined below) the Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the
                                                            ---------
"Restated Certificate").

                    (b) Subject to the terms and conditions of this Agreement, each Investor agrees, severally, to purchase at the Closing or pursuant to
Section 1.3 and the Company agrees to sell and issue to each Investor at the Closing or pursuant to Section 1.3, that number of shares of the Company's Series C Preferred Stock set forth opposite each Investor's name on Schedule A
                                                                    ----------
hereto for the purchase price set forth thereon.

               1.2  Closing.  The purchase and sale of the Series C Preferred
                    -------
Stock shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California, at 2:00 p.m., on May 28, 1999, or at such other time and place as the Company and Investors acquiring in the aggregate more than half the shares of Series C Preferred Stock sold pursuant hereto mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing, the Company shall deliver to each Investor a certificate representing the Series C Preferred Stock that such Investor is purchasing against payment of the purchase price therefor by check or wire transfer.

               1.3  Subsequent Sale of Series C Preferred Stock.  The Company
                    -------------------------------------------
may sell up to the balance of the authorized number of shares of Series C Preferred Stock not sold at the Closing to such purchasers as it shall select at a price not less than $9.15 per share, provided the agreement for sale is executed not later than July 31, 1999 and such purchasers are acceptable to Technology Crossover Management III, L.L.C. (provided that any pro rata investments by existing holders of the Company's Preferred Stock shall not require any such approval). Any such purchaser shall become a party to this Agreement, that certain Amended and Restated Investors' Rights Agreement of even date herewith, by and among the Company, the Investors and the Founders (as defined therein), the form of which is attached hereto as Exhibit B (the
                                                          ---------
"Investors' Rights Agreement"), and that certain Amended and Restated First Refusal and Co-Sale Agreement of even date herewith, by and among the Company, the Investors and the Founders (as defined therein), the form of which is attached hereto as Exhibit C (the "Co-Sale Agreement") and shall have the rights
                   ---------
and obligations hereunder and thereunder, unless such purchaser enters into an acquisition agreement that provides otherwise.

          2.   Representations and Warranties of the Company.  The Company
               ---------------------------------------------
hereby represents and warrants to each Investor that, except as set forth on a Schedule of Exceptions attached hereto as Schedule B (the "Schedule of
                                          ----------
Exceptions") furnished each Investor, which exceptions shall be deemed to be representations and warranties as if made hereunder:

               2.1  Organization, Good Standing and Qualification.  The Company
                    ---------------------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

               2.2  Capitalization and Voting Rights.  The authorized capital of
                    --------------------------------
the Company consists of:

                    (a)  Preferred Stock.  Fifteen million (15,000,000) shares
                         ---------------
of Preferred Stock (the "Preferred Stock"), of which (i) three million one hundred ninety-seven thousand (3,197,000) shares have been designated Series A Preferred Stock (the "Series A Preferred Stock"), two million nine hundred fifteen thousand four hundred seventy (2,915,470) of which are outstanding, (ii) two million two hundred thousand (2,200,000) shares have been designated Series B Preferred Stock (the "Series B Preferred Stock"), two million sixty-nine thousand six hundred ninety-three (2,069,693) of which are outstanding, and
(iii) two million two hundred fifty thousand (2,250,000) shares have been designated Series C Preferred Stock (the "Series C Preferred Stock"), none of which will be outstanding immediately prior to the Closing and up to all of which may be sold pursuant to this Agreement. The rights, privileges and preferences of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be as stated in the Company's Restated Certificate.

                    (b)  Common Stock.  Thirty million (30,000,000) shares of
                         ------------
common stock ("Common Stock"), six million three hundred twenty-one thousand four hundred thirty (6,321,430) of which shares are outstanding.

                    (c) Except for (A) the conversion privileges of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, (B) the rights provided in Section 2.4 of the Investors' Rights Agreement, (C) currently outstanding options to purchase nine hundred twenty-four thousand one (924,001) shares of the Company's Common Stock, (D) currently outstanding warrants to purchase two hundred eighty-one thousand four hundred eighteen (281,418) shares of the Company's Series A Preferred Stock, (E) currently outstanding warrants to purchase seventy thousand nine hundred twenty-one (70,921) shares of the Company's Series B Preferred Stock, and (F) currently outstanding warrants to purchase fifty-five thousand (55,000) shares of the Company's Preferred Stock (certain terms of such warrants are described in the Schedule of Exceptions), there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company has reserved seven hundred ninety-five thousand nine hundred (795,900) shares of its Common Stock for purchase upon exercise of options to be granted in the future under the Company's 1996 Stock Option Plan. The Company is not a party or subject to any agreement or understanding, and, to the best of the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company other than as set forth in the Investors' Rights Agreement.

                    (d) All outstanding shares of Preferred Stock and Common Stock are validly issued, fully paid and non-assessable and were issued in compliance with applicable federal and state securities laws. In addition, all outstanding warrants to purchase Preferred Stock and options to purchase Common Stock are validly issued and were issued in compliance with applicable federal and state securities laws. The shares of Preferred Stock issuable upon exercise of the warrants therefor, and the shares of Common Stock issuable upon conversion of outstanding Preferred Stock, issuable upon conversion of Preferred Stock issuable upon exercise of outstanding warrants therefor and issuable upon exercise of outstanding options will, upon issuance, be validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state laws.

               2.3  Subsidiaries.  The Company does not presently own or
                    ------------
control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

               2.4  Authorization.  All corporate action on the part of the
                    -------------
Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Investors' Rights Agreement, the Management Rights Agreement by and between the Company and TCV III (Q), L.P., in the form attached hereto as Exhibit D (the "Management Rights
                                              ---------
Agreement") and the Co-Sale Agreement, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Series C Preferred Stock being sold hereunder and the Common Stock issuable upon conversion of the Series C Preferred Stock has been taken, and this Agreement, the Investors' Rights Agreement, the Management Rights Agreement and the Co-Sale Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors' Rights Agreement may be limited by applicable federal or state securities laws.

               2.5  Valid Issuance of Preferred and Common Stock.  The Series C
                    --------------------------------------------
Preferred Stock that is being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Investors' Rights Agreement and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Series C Preferred Stock purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Certificate, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Investors' Rights Agreement and under applicable state and federal securities laws.

               2.6  Governmental Consents.  No consent, approval, order or
                    ---------------------
authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for the filing pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, which filing will be effected within 15 days of the sale of the Series C Preferred Stock hereunder.

               2.7  Offering.  Subject in part to the truth and accuracy of each
                    --------
Investor's representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Series C Preferred Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), and the qualification or registration requirements under applicable state securities laws and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

               2.8  Litigation.  There is no action, suit, proceeding or
                    ----------
investigation pending or currently threatened against the Company that questions the validity of this Agreement, the Investors' Rights Agreement or the Co-Sale Agreement, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

               2.9  Proprietary Information and Inventions Agreements.  Each
                    -------------------------------------------------
employee, officer and consultant of the Company has executed a Proprietary Information and Inventions Agreement or Consulting Agreement in the form made available to the Investors. The Company, after reasonable investigation, is not aware that any of its employees, officers or consultants are in violation thereof, and the Company will use its best efforts to prevent any such violation.

               2.10 Patents and Trademarks.  To the best of its knowledge (but
                    ----------------------
without having conducted any special investigation or patent search), the Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted, nor has the Company received any communications from any other party to the contrary. Neither the execution nor delivery of this Agreement, the Investors' Rights Agreement or the Co-Sale Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the best of the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company. To the best of the Company's knowledge, no employee, consultant or officer has taken, removed or made use of any proprietary documentation, manuals, products, materials or any other tangible items from the employee's previous employers relating to the Company's business.

               2.11 Compliance with Other Instruments.  The Company is not in
                    ---------------------------------
violation or default in any material respect of any provision of its Restated Certificate or Bylaws, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement, the Investors' Rights Agreement and the Co-Sale Agreement, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

               2.12 Agreements; Action.
                    ------------------

                    (a) Except for agreements explicitly contemplated hereby and by the Investors' Rights Agreement and the Co-Sale Agreement, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

                    (b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of $50,000, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than the license of the Company's software and products in the ordinary course of business), or (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services.

                    (c) The Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $200,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

                    (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

               2.13 Permits.  The Company has all franchises, permits, licenses,
                    -------
and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

               2.14 Disclosure.  The Company has fully provided each Investor
                    ----------
with all the information that such Investor has requested for deciding whether to purchase the Series C Preferred Stock. To the best of its knowledge, neither this Agreement, the Investors' Rights Agreement, the Co-Sale Agreement, nor any other statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

               2.15 Registration Rights.  Except as provided in the Investors'
                    -------------------
Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

               2.16 Corporate Documents.  Except for amendments necessary to
                    -------------------
satisfy representations and warranties or conditions contained herein (the form of which amendments has been approved by the Investors), the Restated Certificate and Bylaws of the Company are in the form previously made available to the Investors.

               2.17 Title to Property and Assets.  The Company owns its property
                    ----------------------------
and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances. The Company's material properties and assets are in good condition, repair, ordinary wear and tear excepted, in all material respects.

               2.18 Financial Statements.  The Company has delivered to each
                    --------------------
Investor its audited financial statements at April 30, 1998, and for the year then ended, and its unaudited financial statements (balance sheet and income statement) at April 30, 1999, and for the year then ended (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited Financial Statements do not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to April 30, 1999, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in either case, individually or in the aggregate, are not material to the financial condition or operating results of the Company.

               2.19 Changes.  Since April 30, 1999, there has not been:
                    -------

                    (a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been materially adverse;

                    (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

                    (c) any waiver by the Company of a valuable right or of a material debt owed to it;

                    (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

                    (e) any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

                    (f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

                    (g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets, other than in the ordinary course of business;

                    (h) any resignation or termination of employment of any officer of the Company; and the Company, to the best of its knowledge, does not know of any impending resignation or termination of employment of any such officers;

                    (i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

                    (j) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

                    (k) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                    (l) any declaration, setting aside or payment or other distribution in respect to any of the Company's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

                    (m) to the best of the Company's knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted); or

                    (n) any agreement or commitment by the Company to do any of the things described in this Section 2.19.

               2.20 Insurance.  The Company has in full force and effect fire,
                    ---------
casualty and liability insurance policies with recognized insurers with such coverages as are sufficient in amount to allow replacement of the tangible properties of the Company that might be damaged or destroyed.

               2.21  Related Party Transactions.  No employee, officer, or
                     --------------------------
director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company.

               2.22  Employee Benefit Plans.  The Company does not have any
                     ----------------------
Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

               2.23  Tax Returns and Payments.  The Company has filed all tax
                     ------------------------
returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due.

               2.24  Labor Agreements and Actions.  The Company is not bound by
                     ----------------------------
or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the best knowledge of the Company threatened, which could have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company (as such business is presently conducted and as it is proposed to be conducted), nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. There are no claims against the Company under any workers' compensation plan or for long-term disability. There are no controversies pending or threatened between the Company or its officers and any of its employees.

               2.25  Environmental and Safety Laws.  To the best of the
                     -----------------------------
Company's knowledge, it is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety which would have a material effect on the employees, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

               2.26  Minute Books.  The copy of the minute books of the Company
                     ------------
provided to the counsel for the Investors contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes accurately in all material respects.

               2.27 Section 1202 of the Internal Revenue Code.
                    -----------------------------------------

                    (a) The Company is a "C" corporation for federal income tax purposes, is an "eligible corporation" as defined in Section 1202(e)(4) of the Internal Revenue Code of 1986, as amended (the "Code") and is engaged in a "qualified trade or business" as defined in Section 1202(e)(3) of the Code.

                    (b) During the one-year period beginning on the date one year before the date of this Agreement (the "Initial Closing"), the Company has not made one or more purchases of its stock with an aggregate value (as of the time of the respective purchases) exceeding 5% of the aggregate value of all of its stock as of the beginning of such period.

                    (c) At all times during the period that began with the formation of the Company and ends on the Initial Closing, the aggregate gross assets of the Company did not exceed $50,000,000. For purposes of this representation, (i) the amount received by the Company from the sale of its stock as contemplated herein shall be taken into account, (ii) "aggregate gross assets" shall mean the amount of (A) cash, (B) the aggregate fair market value of all property contributed to the Company (or other property with a basis determined in whole or part for federal income tax purposes by reference to the adjusted basis of property so contributed) as of the date of such contribution, and (C) the aggregate adjusted basis for federal income tax purposes of other property held by the Company, and (iii) the Company shall be deemed to own its ratable share of the assets of its subsidiaries, if any.

                    (d) Ten percent or less of the total value of the Company's assets as of the Initial Closing consists of real property that is not used in the Company's business.

                    (e) Ten percent or less of the total value of the Company's assets (in excess of liabilities) as of the Initial Closing consists of stock or securities in other corporations that are not subsidiaries of the Company (other than assets described in Section 1202(e)(6) of the Code).

               2.28 Brokers' or Finders' Fees.  The Company has not incurred,
                    -------------------------
and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokers' or finders' fees or agents' commissions or any similar charges in connection with this transaction.

               2.29 Year 2000 Compliance.  To the best of its knowledge, all of
                    --------------------
the Company's products (including products currently under development) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) September 9, 1999 and January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before September 8, 1999 and December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"). To the best of its knowledge, the Company's internal computer and technology products and systems are Year 2000 Compliant.

          3.   Representations and Warranties of the Investors.  Each Investor
               -----------------------------------------------
hereby represents and warrants that:

               3.1  Authorization.  Such Investor has full power and authority
                    -------------
to enter into this Agreement, the Investors' Rights Agreement and the Co-Sale Agreement, and each such Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors' Rights Agreement may be limited by applicable federal or state securities laws.

               3.2  Purchase Entirely for Own Account.  This Agreement is made
                    ---------------------------------
with such Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Series C Preferred Stock to be received by such Investor and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

               3.3  Disclosure of Information.  Such Investor believes it has
                    -------------------------
received all the information it considers necessary or appropriate for deciding whether to purchase the Series C Preferred Stock. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series C Preferred Stock and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon.

               3.4  Investment Experience.  Such Investor is an investor in
                    ---------------------
securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series C Preferred Stock. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Series C Preferred Stock.

               3.5  Accredited Investor.  Such Investor is an "accredited
                    -------------------
investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

               3.6  Restricted Securities.  Such Investor understands that the
                    ---------------------
Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, such Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

               3.7  Further Limitations on Disposition.  Without in any way
                    ----------------------------------
limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Securities unless and until:

                    (a) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                    (b) (i) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

                    (c) Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by an Investor that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession by any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were an original Investor hereunder.

               3.8  Legends.  It is understood that the certificates evidencing
                    -------
the Securities may bear one or all of the following legends:

                    (a) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

                    (b) Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.

               3.9  Brokers' or Finders' Fees.  No Investor has incurred, nor
                    -------------------------
will incur, directly or indirectly, as a result of any action taken by it, any liability for brokers' or finders' fees or agents' commissions or any similar charges in connection with this transaction.

          4.   California Commissioner of Corporations.
               ---------------------------------------

               4.1  Corporate Securities Law.  THE SALE OF THE SECURITIES THAT
                    ------------------------
ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

          5.   Conditions of Investor's Obligations at Closing.  The obligations
               -----------------------------------------------
of each Investor under subsection 1.1(b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent thereto:

               5.1  Representations and Warranties.  The representations and
                    ------------------------------
warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

               5.2  Performance.  The Company shall have performed and complied
                    -----------
with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

               5.3  Compliance Certificate.  The President of the Company shall
                    ----------------------
deliver to each Investor at the Closing a certificate stating that the conditions specified in Sections 5.1 and 5.2 have been fulfilled and stating that there shall have been no adverse change in the business, affairs, operations, properties, assets or condition of the Company since April 30, 1999.

               5.4  Qualifications.  All authorizations, approvals, or permits,
                    --------------
if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

               5.5  Proceedings and Documents.  All corporate and other
                    -------------------------
proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

               5.6  Board of Directors. The Board of Directors of the Company
                    ------------------
shall consist of five (5) persons. The directors of the Company at the Closing shall be Brian NeSmith, Michael Malcolm, David Hanna, Andrew S. Rachleff and Stuart Phillips, and there shall be no vacancies on the Board of Directors.

               5.7  Opinion of Company Counsel.  Each Investor shall have
                    --------------------------
received from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit E.
                   ---------

               5.8  Amended and Restated Investors' Rights Agreement.  The
                    ------------------------------------------------
Company and each Investor and Founder (as defined therein) shall have entered into the Amended and Restated Investors' Rights Agreement in the form attached as Exhibit B.
   ---------

               5.9  Amended and Restated First Refusal and Co-Sale Agreement.
                    --------------------------------------------------------
The Company and each Investor and Founder (as defined therein) shall have entered into the Amended and Restated First Refusal and Co-Sale Agreement in the form attached as Exhibit C.
                 ---------

               5.10 Management Rights Agreement.  The Company shall have
                    ---------------------------
executed and delivered to TCV III (Q), L.P., a Management Rights Agreement in the form attached hereto as Exhibit D.
                            ---------

               5.11 Restated Certificate.  The Restated Certificate in the form
                    --------------------
attached hereto as Exhibit A, shall have been accepted for filing by the
                   ---------
Secretary of State of the State of Delaware.

          6.   Conditions of the Company's Obligations at Closing.  The
               --------------------------------------------------
obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by that Investor:

               6.1  Representations and Warranties.  The representations and
                    ------------------------------
warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

               6.2  Qualifications.  All authorizations, approvals, or permits,
                    --------------
if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

          7.   Miscellaneous.
               -------------

               7.1  Survival of Warranties.  The warranties, representations and
                    ----------------------
covenants of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

               7.2  Successors and Assigns.  Except as otherwise provided
                    ----------------------
herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

               7.3  Governing Law.  This Agreement shall be governed by and
                    -------------
construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

               7.4  Counterparts.  This Agreement may be executed in two or more
                    ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               7.5  Titles and Subtitles.  The titles and subtitles used in this
                    --------------------
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

               7.6  Notices. Unless otherwise provided, any notice required or
                    -------
permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission or nationally recognized overnight courier service or three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

               7.7  Indemnification for Finders' Fee.  Each Investor agrees to
                    --------------------------------
indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees, or representatives is responsible.

          The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

               7.8  Expenses.  If any action at law or in equity is necessary to
                    --------
enforce or interpret the terms of this Agreement, the Investors' Rights Agreement, the Management Rights Agreement, the Co-Sale Agreement or the Restated Certificate, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. If the Closing is effected, the Company shall, at the Closing, reimburse the reasonable fees of special counsel for the Investors, not to exceed $15,000. Irrespective of whether the Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

               7.9  Amendments and Waivers.  Any term of this Agreement may be
                    ----------------------
amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of the Common Stock issuable or issued upon conversion of the Series C Preferred Stock; provided, however, that any amendment or waiver of
Section 7.14 of this Agreement shall require the written consent of the Company and the holders of at least sixty-seven percent (67%) of the Common Stock issuable or issued upon conversion of the Series C Preferred Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

               7.10 Severability.  If one or more provisions of this Agreement
                    ------------
are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

               7.11 Aggregation of Stock.  All shares of the Series C Preferred
                    --------------------
Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

               7.12 Entire Agreement.  This Agreement and the documents referred
                    ----------------
to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

               7.13 Waiver of Conflicts.  Each party to this Agreement
                    -------------------
acknowledges that Gunderson Dettmer, counsel for the Company, has in the past and may continue to perform legal services for certain of the Investors in matters unrelated to the transactions described in this Agreement, including the representation of such Investors in venture capital financings and other matters. Accordingly, each party to this Agreement hereby (1) acknowledges that they have had an opportunity to ask for information relevant to this disclosure;
(2) acknowledges that Gunderson Dettmer represented the Company in the transaction contemplated by this Agreement and has not represented any individual Investor or any individual shareholder or employee of the Company in connection with such transaction; and (3) gives its informed consent to Gunderson

Dettmer's representation of certain of the Investors in such unrelated matters and to Gunderson Dettmer's representation of the Company in connection with this Agreement and the transactions contemplated hereby.

               7.14  Right to Participate in Initial Public Offering.  In
                     -----------------------------------------------
connection with the Company's initial firm commitment underwritten public offering (the "IPO"), the Company shall use its best efforts to cause the managing underwriter or underwriters of such IPO to establish a program (the "Program") whereby such managing underwriter or underwriters give the Investors priority, as described herein, with respect to the purchase of shares of the Company's Common Stock available for sale pursuant to the Program.

          Subject to the terms hereof, the number of shares of Common Stock available for sale pursuant to the Program (the "Program Shares") shall equal no less than the quotient obtained by dividing (i) the lesser of (A) five million dollars ($5,000,000), or (B) eight percent (8%) of the aggregate gross proceeds to the Company from the IPO, by (ii) the gross price per share negotiated by the Company with the managing underwriter or underwriters as reflected on the final prospectus; provided, however, that such number of Program Shares shall be subject to reasonable reduction by the Company if (i) the Company's Board of Directors determines in good faith, by a duly adopted resolution (based in part on the advice of the managing underwriter or underwriters), that the purchase by the Investors of the number of Program Shares determined in accordance with the provisions hereof would be materially detrimental to the success of the IPO, or
(ii) necessary to guarantee that at least one percent (1%) of the total shares offered to the public in the IPO is available for distribution to insiders of the Company and their friends and family.

          The managing underwriter or underwriters shall offer to each Investor the right to purchase its Pro-Rata Share of the Program Shares. Each Investor's "Pro-Rata Share" shall equal the quotient obtained by dividing (i) the number of shares of Common Stock issuable or issued upon conversion of shares of Series C Preferred Stock then held by such Investor, by (ii) the number of shares of Common Stock issuable or issued upon conversion of shares of Series C Preferred Stock then held by all Investors.

          To the extent that one or more of the Investors do not purchase their full Pro-Rata Share of the Program Shares, the Company shall use its best efforts to cause the managing underwriter or underwriters to offer to each Investor that elects to purchase its full Pro-Rata Share (a "Fully-Exercising Investor") that portion of the Program Shares for which Investors were entitled to subscribe but which were not subscribed for by the Investors (the "Unsubscribed Program Shares") that is equal to the proportion that the number of shares of Common Stock issuable or issued upon conversion of shares of Series C Preferred Stock then held by such Fully-Exercising Investor bears to the total number of shares of Common Stock issuable or issued upon conversion of shares of Series C Preferred Stock then held by all Fully-Exercising Investors who wish to purchase any of the Unsubscribed Program Shares.

          The Program may be amended, modified or eliminated if in the reasonable discretion of the Company's Board of Directors, such action is necessary to comply with all federal and state securities laws and regulations, including, without limitation, Rule 134 of the Securities Act of 1933, as amended, and all applicable rules and regulations promulgated by the National Association of Securities Dealers, Inc. and other such self-regulating or quasi-public regulatory organizations.

          Notwithstanding the foregoing, the Investors participating in the Program shall comply with all requirements and procedures required by the managing underwriter or underwriters of the IPO of purchasers participating in a directed share program, if any, or of purchasers in the IPO generally. Furthermore, the Investors agree to furnish upon request to the Company and the managing underwriter or underwriters of the IPO such further information, to execute and deliver to the Company and the managing underwriter or underwriters of the IPO such other documents, and to do such other acts and things, all as the Company and the managing underwriter or underwriters of the IPO may request for the purpose of carrying out the intent of this Section 7.14.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   CACHEFLOW INC.



                                   By: _________________________________
                                       Brian NeSmith
                                       President

                         Address:  650 Almanor Avenue
                                   Sunnyvale, California  94086


                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                INVESTORS:

                                TCV III (GP)
                                a Delaware General Partnership
                                By: Technology Crossover Management III, L.L.C.,
                                Its: General Partner

                                By: __________________________________
                                    Robert C. Bensky
                                    Chief Financial Officer

                                TCV III, L.P.
                                a Delaware Limited Partnership
                                By: Technology Crossover Management III, L.L.C.,
                                Its: General Partner

                                By: __________________________________
                                    Robert C. Bensky
                                    Chief Financial Officer

                                TCV III (Q), L.P.
                                a Delaware Limited Partnership
                                By: Technology Crossover Management III, L.L.C.,
                                Its: General Partner

                                By: __________________________________
                                    Robert C. Bensky
                                    Chief Financial Officer

                                TCV III Strategic Partners, L.P.
                                a Delaware Limited Partnership
                                By: Technology Crossover Management III, L.L.C.,
                                Its: General Partner

                                By: __________________________________
                                    Robert C. Bensky
                                    Chief Financial Officer

                      Address:  56  Main Street, Suite 210
                                Millburn, NJ 07041
                                Attention:  Robert C. Bensky

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                U.S. Venture Partners V, L.P.
                                USVP V International, L.P.
                                2180 Associates Fund V, L.P.
                                USVP V Entrepreneur Partners, L.P.

                                By Presidio Management Group V, L.L.C.
                                Its General Partner


                                By: ______________________________________

                      Address:  2180 Sand Hill Road, Suite 300
                                Menlo Park, California  94025

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                BENCHMARK CAPITAL PARTNERS, L.P.

                                By: BENCHMARK CAPITAL MANAGEMENT
                                    CO., L.L.C.
                                    Its General Partner


                                By: ________________________________________
                                    Member


                                BENCHMARK FOUNDERS' FUND, L.P.

                                By: BENCHMARK CAPITAL MANAGEMENT
                                    CO., L.L.C.
                                    Its General Partner


                                By: ________________________________________
                                    Member

                      Address:  2480 Sand Hill Road, Suite 200
                                Menlo Park, California  94025

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                K-H INVESTORS (1996-B), L.P.



                                By: ________________________________
                                Print Name: ________________________
                                Title: _____________________________

                      Address:  c/o Hanna Capital Management
                                620 Newport Center Drive, Suite 500
                                Newport Beach, California  92660

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                K-H INVESTORS (1998-A), L.P.



                                By: ________________________________
                                Print Name: ________________________
                                Title: _____________________________

                      Address:  c/o Hanna Capital Management
                                620 Newport Center Drive, Suite 500
                                Newport Beach, California  92660

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                HANNA VENTURES - CACHEFLOW III, L.P.



                                By: ____________________________________
                                Print Name: ____________________________
                                Title: _________________________________

                      Address:  c/o Hanna Capital Management
                                620 Newport Center Drive, Suite 500
                                Newport Beach, California  92660

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                DAVID WILLIAM HANNA TRUST
                                DATED 10/30/89



                                By: _________________________________
                                Print Name: _________________________
                                Title: ______________________________

                      Address:  c/o Hanna Capital Management
                                620 Newport Center Drive, Suite 500
                                Newport Beach, California  92660

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                __________________________________
                                Virginia L. Hanna

                      Address:  c/o Hanna Capital Management
                                620 Newport Center Drive, Suite 500
                                Newport Beach, California  92660

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                _____________________________________
                                Michael A. Malcolm

                      Address:  521 Shelby Lane
                                Los Altos, California  94024

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                Eger Family L.P.



                                _________________________________
                                Frank Terry Eger, Trustee

                      Address:  P.O. Box 1624
                                Los Altos, California  94023-1624

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                   _________________________________
                                   R. Randolph Scott

                         Address:  312 Coleridge Avenue
                                   Palo Alto, California  94301


                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                   ____________________________________
                                   John S. Troedson

                         Address:  165 Sausal Drive
                                   Portola Valley, California  94028

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                   _________________________________
                                   Brent Silver

                         Address:  139 Hillcrest Terrace
                                   Santa Cruz, California  95060

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                   Barton Investments LLC



                                   By: _________________________________
                                   Title: ______________________________

                         Address:  19607 Farwell Avenue
                                   Saratoga, California  95070

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                   Gresham Venture Partners, L.L.C.




                                   By: __________________________________
                                       Larry R. Jasper, Manager

                         Address:  11 McBride Corporate Center Drive
                                   Suite 250
                                   Chesterfield, Missouri  63005-1407

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                   ROBERT D. KELLY LIVING TRUST DTD
                                   12/7/89


                                   _________________________________________
                                   Robert D. Kelly, Trustee

                         Address:  3102 Flavin Lane
                                   Pebble Beach, California  93953

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                   _______________________________
                                   Doug Richardson

                         Address:  3570 Admiral Way S.W.
                                   Seattle, Washington  98126

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                   __________________________________
                                   David Hartley

                         Address:  10446 S.E. 25/th/ Street
                                   Bellevue, Washington  98004

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                   G & H Partners




                                   By: ___________________________________
                                       Partner

                         Address: c/o Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
                                   155 Constitution Drive
                                   Menlo Park, California  94025

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                   ____________________________________
                                   Karl Johnson

                         Address:  544 Tennyson Avenue
                                   Palo Alto, California  94301

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                   _____________________________________
                                   Ray Myers



                                   _____________________________________
                                   Janet Myers

                         Address:  783 West Greenwich Place
                                   Palo Alto, California  94303

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                   ______________________________________
                                   Earl Anderson

                         Address:  2304 Killarney Way S.E.
                                   Bellevue, Washington  98004

                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                   _____________________________________________
                                   (Name of Investor as it should appear on the Series C Preferred Stock Certificate)



                                   By: _________________________________________
                                   Print Name: _________________________________
                                   Title: ______________________________________

                          Address: _____________________________________________
                                   _____________________________________________
                          Telephone: ___________________________________________
                          Facsimile:  __________________________________________



             PLEASE PROVIDE ALL OF THE ABOVE-REQUESTED INFORMATION
             -----------------------------------------------------


                       SIGNATURE PAGE TO CACHEFLOW INC.
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                  SCHEDULE A
                                  ----------

                             Schedule of Investors

                                                       Number             Total Purchase
Name and Address                                      of Shares           Price of Shares
----------------                                      ---------           ---------------
TCV III (GP)                                              6,865            $    62,814.75
TCV III, L.P.                                            32,608                298,363.20
TCV III (Q), L.P.                                       866,687              7,930,186.05
TCV III Strategic Partners, L.P.                         39,248                359,119.20
 c/o Robert C. Bensky
 Technology Crossover Ventures
 56  Main Street, Suite 210
 Millburn, NJ 07041

 with a copy to:
 Jay C. Hoag
 Technology Crossover Ventures
 575 High Street, Suite 400
 Palo Alto, CA 94301

Benchmark Capital Partners, L.P.                        323,781              2,962,596.15
Benchmark Founders' Fund, L.P.                           45,253                414,064.95
 2480 Sand Hill Road, Suite 200
 Menlo Park, California  94025

Michael A. Malcolm                                      400,558              3,665,105.70
 521 Shelby Lane
 Los Altos, California  94024

U.S. Venture Partners V, L.P.                           205,029              1,876,015.35
USVP V International, L.P.                               11,391                104,227.65
USVP V Entrepreneur Partners, L.P.                        5,012                 45,859.80
2180 Associates Fund V, L.P.                              6,379                 58,367.85
 2180 Sand Hill Road, Suite 300
 Menlo Park, California  94025

Hanna Ventures - CacheFlow III, L.P.                     61,000                558,150.00
 c/o Hanna Capital Management, Inc.
 620 Newport Center Drive, Suite 500
 Newport Beach, California  92660

David William Hanna Trust Dated 10/30/89                 43,716                400,001.40
 c/o Hanna Capital Management, Inc.
 620 Newport Center Drive, Suite 500
 Newport Beach, California  92660

                                                       Number             Total Purchase
Name and Address                                      of Shares           Price of Shares
----------------                                      ---------           ---------------
 Eger Family L.P.                                        38,251                349,996.65
 P.O. Box 1624
 Los Altos, California  94023-1624

Gresham Venture Partners, L.L.C.                         24,590                224,998.50
 c/o Larry R. Jasper, Manager
 11 McBride Corporate Center Drive, Suite 250
 Chesterfield, Missouri  63005-1407

Ray Myers and Janet Myers                                21,858                200,000.70
 783 West Greenwich Place
 Palo Alto, California  94303

Barton Investments LLC                                    9,863                 90,246.45
 19607 Farwell Avenue
 Saratoga, California  95070

Earl Anderson                                             7,478                 68,423.70
 2304 Killarney Way S.E.
 Bellevue, Washington  98004

David Hartley                                             7,478                 68,423.70
 3025 52/nd/ Avenue, Southwest
 Seattle, Washington  98116

G & H Partners                                            6,698                 61,286.70
 c/o Gunderson Dettmer Stough Villeneuve
 Franklin & Hachigian, LLP
 155 Constitution Drive
 Menlo Park, California  94025

Robert D. Kelly Living Trust DTD 12/7/89,                 3,047                 27,880.05
 Robert D. Kelly Trustee                                  1,455                 13,313.25
Richard Greenberg                                         1,000                   9150.00
John and Margaret Langley Revocable Trust
 DTD 11/5/91
 c/o R.D. Kelly Capital Management
 200 Clock Tower Place, Suite A-102
 Carmel, California  93923-8783

Karl Johnson                                              5,464                 49,995.60
 544 Tennyson Avenue
 Palo Alto, California  94301

                                                       Number             Total Purchase
Name and Address                                      of Shares           Price of Shares
----------------                                      ---------           ---------------
Douglas Richardson                                        5,464                 49,995.60
 3570 Admiral Way S.W.
 Seattle, Washington  98126

Brent Silver                                              4,671                 42,739.65
 139 Hillcrest Terrace
 Santa Cruz, California  95060

John S. Troedson                                            949                  8,683.35
 165 Sausal Drive
 Portola Valley, California  94028

                                         TOTAL:       2,185,793            $20,000,005.95
                                                      =========            ==============

                                  SCHEDULE B
                                  ----------

                            Schedule of Exceptions

                                   See Tab 2

                                   EXHIBIT A
                                   ---------

                     Restated Certificate of Incorporation

                                   See Tab 7

                                   EXHIBIT B
                                   ---------

               Amended and Restated Investors' Rights Agreement

                                   See Tab 3

                                   EXHIBIT C
                                   ---------

           Amended and Restated First Refusal and Co-Sale Agreement

                                   See Tab 4

                                   EXHIBIT D
                                   ---------

                          Management Rights Agreement

                                   EXHIBIT E
                                   ---------

                          Opinion of Company Counsel

                                  See Tab 17